EXHIBIT 99.1
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FOR  IMMEDIATE  RELEASE:

ADSOUTH  ANNOUNCES  CLOSING  OF  DERMAFRESH  ACQUISITION

Boca Raton, Florida (March 16, 2004) Adsouth Partners, Inc. (OTCBB: ADPR) is pleased to announce that it has closed the purchase of one hundred percent of the issued and outstanding capital stock of DermaFresh, Inc., a Florida based company which markets and sells the "DermaFresh" product. DermaFresh, which has had a successful initial direct response marketing campaign, is currently being sold at CVS pharmacies nationwide. Adsouth will continue this campaign by airing the product on television at a much greater frequency level and increase its distribution by targeting retailers such as Walmart, Target and other national retail chains.

"The acquisition of DermaFresh is another step in the development of Adsouth Partner's overall business strategy in finding and acquiring proven direct response and retail products which we can use our marketing and distribution skills. This acquisition will allow us to benefit from both television and retail revenues. We are confident that DermaFresh will be a great addition to AdSouth." Stated Mr. John Acunto, Chief Executive Officer of Adsouth.

"We are confident that the DermaFresh campaign will bring significant revenues to Adsouth Partners this year. Adsouth has recently filed its annual report on Form 10-KSB which shows that it achieved $385,000 in net profits during its first five months of operations last year. We are confident with the management of Adsouth and their ability generate revenues and profitability and we look forward to further exciting developments this year." Stated Omar A. Rizvi, managing partner of Strategy Partners, LLC, advisor of the Tiger Fund.

ABOUT  ADSOUTH  PARTNERS

Adsouth Partners, Inc. is a Boca Raton, Florida based creative design and media placement firm specializing in local and national direct response marketing ad campaigns. Adsouth has over 70 years of combined experience in the direct response marketing, media production, project management, business planning and national and localized media placement industries. Profitable shortly after its inception, Adsouth is poised to become a dominant company in the direct response marketing industry.

SAFE HARBOR ACT NOTICE: This release may contain forward-looking statements that involve risks and uncertainties, including, without limitation, acceptance of the company's products, increased levels of competition, product and technological changes, the company's dependence upon financing and third- party suppliers, and other risks detailed from time to time in the company's federal filings, annual report, offering memorandum, or prospectus. Specifications are subject to change without notice.

For  more  information  contact:


John  P.  Acunto  (561)  750-0410

Omar  A.  Rizvi  (949)  852-3588


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